Exhibit 10.2

EXECUTION VERSION

LOAN AGREEMENT

between

MINERA SAN CRISTÓBAL S.A.,

as Borrower

and

CORPORACIÓN ANDINA DE FOMENTO

Dated as of December 1, 2005

U.S. $50,000,000

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9.01	Events of Default	12
9.02	Remedies.	13

ARTICLE 10 MISCELLANEOUS		13
10.01	Waiver	13
10.02	Notices	13
10.03	Amendments, Etc.	14
10.04	Successors and Assigns	14
10.05	Assignments and Participations	14
10.06	Survival/Reinstatement	14
10.07	Captions	14
10.08	Counterparts	14
10.09	GOVERNING LAW	15
10.10	Jurisdiction, Service of Process and Venue	15
10.11	WAIVER OF JURY TRIAL	15
10.12	No Immunity	15
10.13	Judgment Currency	15
10.14	Expenses; Indemnity	16
10.15	Use of English Language	16
10.16	No Fiduciary Relationship	16
10.17	Severability	16

EXHIBIT A	Form of Note
EXHIBIT B	Amortization Schedule
EXHIBIT C	Prepayment Premium

ii

LOAN AGREEMENT

LOAN AGREEMENT, dated as of December 1, 2005, among MINERA SAN CRISTÓBAL S.A., a sociedad anónima organized under the laws of Bolivia (the “Borrower”) and CORPORACIÓN ANDINA DE FOMENTO (“CAF”).

WHEREAS, for purposes of financing in part the development of the Project, the Borrower desires that CAF make certain loans to it, and CAF wishes to make certain loans to the Borrower, all on the terms and conditions set forth herein and in the Common Security Agreement;

NOW THEREFORE, in consideration of the foregoing, the agreements contained herein and in the Common Security Agreement and for other good and valid consideration, the receipt and adequacy of which are hereby expressly acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.01           Certain Defined Terms.  Except as otherwise defined herein, capitalized terms used herein (including the preamble and recital of this Agreement) shall have the meanings assigned to such terms in the Common Security Agreement (including Appendix A thereto).  For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

“Agreement” means this Loan Agreement.

“Availability Period” means the period from the date hereof until the Commitment Termination Date.

“Borrower” has the meaning assigned thereto in the first paragraph of this Agreement.

“Borrower Process Agent” has the meaning set forth in Section 10.10(b) hereof.

“Borrowing” shall mean (a) all Loans made on the same Disbursement Date and (b) all Loans as to which a single Interest Period is in effect.

“CAF Loan Commitment” means $50,000,000.

“CAF Note” shall have the meaning set forth in Section 2.06 hereof.

“CAF Process Agent” has the meaning set forth in Section 10.10(b) hereof.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or

(c) compliance by CAF with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Common Security Agreement” means the Common Security Agreement dated as of December 1, 2005 among the Borrower, Apex Luxembourg, Apex Sweden, Apex Metals, the Administrative Agent, the Lead Arrangers, CAF, the Collateral Agent and the Securities Intermediary, the Hedge Banks party thereto and the Senior Lenders party thereto.

“Covered Taxes” has the meaning assigned thereto in Section 5.05(a) hereof.

“Default Interest Period” means each successive period (not in excess of one month) as CAF shall choose, during which any amount payable by the Borrower hereunder is in default.  The first such period shall commence as of the date on which such amount in default becomes due, and each such succeeding period shall commence immediately upon the expiry of the immediately preceding period; provided, however, that in the absence of or pending a determination by CAF, each Default Interest Period shall have a duration of one week.

“Default Margin” means a rate per annum equal to 2%.

“Dollars” and “US$” mean lawful money of the United States of America.

“Event of Default” has the meaning set forth in Section 9 hereof.

“Excluded Taxes” means (a) Taxes imposed on CAF’s overall net income (including branch profits or similar taxes), and franchise taxes imposed in lieu of net income taxes, by the jurisdiction under the laws of which CAF is organized or any political subdivision thereof, (b) Taxes imposed because of a connection between Bolivia and CAF other than lending money or extending credit pursuant to, receiving payments under, or enforcing this Agreement, the Common Security Agreement, the Loans, the CAF Notes, the Security Documents, the other Financing Documents or any related document, and (c) Taxes imposed on CAF’s overall net income by the jurisdiction of CAF or any political subdivision thereof.

“Interest Payment Date” means, with respect to any Loan or Borrowing, each Quarterly Date.

“Interest Period” means, for any Borrowing: (a) the period commencing on the Disbursement Date for Loans comprising such Borrowing and ending on but excluding the next following Semiannual Date occurring at least thirty (30) days thereafter and (b) thereafter, each period commencing on the last day of the next preceding Interest Period for such Borrowing and ending on but excluding the next following Semiannual Date.

“LIBO Rate” means, with respect to any Borrowing for any Interest Period or any amount not paid when due hereunder for any Default Interest Period, the rate appearing on Page 3750 of the Dow Jones Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as notified to CAF by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for the offering of Dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the LIBO Rate for such Interest Period shall be the average rate (calculated to four decimal places and notified to CAF by the Administrative Agent) at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of each Reference Bank in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Loan” means each of the loans provided to the Borrower pursuant to Section 2.01 hereof.

“Margin” means 3.50% per annum.

“Negotiation Period” has the meaning set forth in Section 5.02.

“Notice of Disbursement” has the meaning set forth in Section 2.02 hereof.

“Reference Banks” means BNP Paribas, Barclays Bank PLC and a third Lender selected by the Administrative Agent and approved by the Borrower, such approval not to be unreasonably withheld or delayed.

“Semiannual Date” shall mean each of the Quarterly Dates occurring in June and December in each year.

“Substitute Basis” has the meaning set forth in Section 5.02 hereof.

1.02           Other Definitions; Headings.  The table of contents to this Agreement and section headings contained herein are for convenience of reference only and shall not affect the construction hereof.

1.03           Interpretation.  Section 1.02 of the Common Security Agreement is hereby incorporated herein by reference as if fully set forth herein mutatis mutandis.

ARTICLE 2

THE LOAN

2.01           Loans.  CAF agrees, subject to the terms and conditions of this Agreement and the Common Security Agreement, and for the purposes described herein, to make Loans to the Borrower in U.S. Dollars from time to time during the Availability Period in an aggregate principal amount up to but not exceeding the CAF Loan Commitment.  If the full principal amount of the CAF Loan Commitment is not disbursed during the Availability Period, the amount of any undrawn portion thereof shall be automatically reduced to zero as provided in Section 2.08(a) of the Common Security Agreement.

2.02           Disbursements.  The Borrower shall give CAF through the Administrative Agent a notice of disbursement (a “Notice of Disbursement”) for each disbursement of Loans hereunder, such notice to be substantially in the form of Appendix D-1 to the Common Security Agreement, as provided in Section 11.04 of the Common Security Agreement.  Except as to a disbursement of Loans which utilizes the unborrowed CAF Loan Commitment in full, each Disbursement of Loans hereunder shall be in an amount which, taken together with the amount of simultaneous disbursements under other Senior Loan Agreements, is not less than US$5,000,000 and, if greater, is an integral multiple of US$2,000,000.

Not later than 11:00 a.m. New York time on the date specified in each Notice of Disbursement hereunder, CAF shall make available the aggregate amount of the Loans to be made by it on such date to the Borrower by depositing the same in the Loan Proceeds Account in immediately available funds.

The Borrower hereby irrevocably agrees that evidence of wire instructions demonstrating that a wire transfer of a Loans was initiated by or on behalf of CAF and credited to the Loan Proceeds Account pursuant to a Notice of Disbursement shall constitute sufficient evidence that the Borrower has received the proceeds of such Disbursement of Loans, and the Borrower is thereby obligated to repay such Loans in accordance with the terms of this Agreement and the Common Security Agreement.

2.03           Use of Proceeds.  The Borrower agrees that the proceeds of the Loans shall be used by it exclusively in accordance with Section 8.26 of the Common Security Agreement.

2.04           Financing Fee.  The Borrower shall pay to CAF on the date of the initial Loan hereunder a financing fee in an amount equal to 1.25% flat of the amount of the CAF Loan Commitment.

2.05           Commitment Fee.  The Borrower shall pay to CAF a commitment fee on the daily average unused amount of the CAF Loan Commitment, for the period from and including the date hereof to but excluding the Commitment Termination Date, at a rate equal to 1.00% per annum.  Accrued commitment fee shall be payable in arrears on each Quarterly Date and on the Commitment Termination Date.

2.06           CAF Notes.  Each Disbursement of a Loan shall be evidenced by one or more separate promissory notes of the Borrower (each, a “CAF Note”), dated the relevant Disbursement Date, payable to CAF in a principal amount equal to the principal amount of such Disbursement and otherwise duly completed.

2.07           Voluntary Prepayments of Loans.  The Borrower shall have the right to prepay the Loans, either in whole or in part, in accordance with Section 2.04(b) of the Common Security Agreement, at any time or from time to time, provided that upon each such prepayment under this Section 2.07 the Borrower shall pay CAF a prepayment premium in an amount calculated in the manner set forth in Exhibit C hereto.

2.08           Mandatory Prepayments.  The Borrower shall be obligated to prepay the Loans pursuant to Sections 5.05(c)(ii), 5.08(c)(ii) and (iii) and 9.02 of the Common Security Agreement and Section 5.03 hereof.

2.09           All Prepayments.  Amounts prepaid may not be reborrowed by the Borrower.  Any prepayment made by the Borrower pursuant to Sections 2.07 or 2.08 hereof or any provision of the Common Security Agreement shall be made together with all accrued but unpaid interest on amounts prepaid and all other amounts (including any amounts due pursuant to Section 5) then due from the Borrower hereunder.

2.10           Change in Commitment.  Subject to Section 2.07 of the Common Security Agreement, the Borrower shall have the right at any time or from time to time to terminate or reduce the aggregate unused amount of the CAF Loan Commitment.  Any portion of the CAF Loan Commitment once terminated or reduced may not be reinstated.

ARTICLE 3

PAYMENTS OF PRINCIPAL AND INTEREST

3.01           Repayment of Loan.  The Borrower hereby unconditionally promises to pay to CAF the principal amount of the Loans in nine consecutive semi-annual installments payable commencing on the first Principal Repayment Date and on each subsequent Principal Repayment Date thereafter, each such installment to be in an aggregate principal amount computed in accordance with the Amortization Schedule set forth in Exhibit B hereto.  To the extent not previously paid, all Loans shall be due and payable on the Final Maturity Date.

3.02           Interest.

(a)                                  The Borrower hereby promises to pay to CAF interest on the unpaid principal amount of each Loan for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full, at a rate per annum equal to, for each Interest Period, the LIBO Rate for such Loan for such Interest Period plus the applicable Margin plus, subject to Section 10.02(b) of the Common Security Agreement, upon the occurrence and during the continuance of any Event of Default under the Common Security Agreement (other than any Event of Default under clause (a) of Section 10.01 thereof relating to this Agreement for which a default rate is being applied in accordance with Section 3.02(c) below), the Default Margin.

(b)                                 Accrued interest on each Loan shall be payable (i) on each Interest Payment Date for such Loan and (ii) upon the payment or prepayment thereof (on the principal amount paid or prepaid).  Promptly after the determination of any interest rate provided for herein or any change therein, CAF shall give notice thereof to the Borrower and to the Administrative Agent.

(c)                                  If any installment of principal of any Loan or any other amount (including interest on a Loan or any fee hereunder) payable hereunder is not paid in full when due (whether at the stated due date, by acceleration, by mandatory prepayment or otherwise), the Borrower hereby agrees to pay from time to time upon demand interest on the amount past due and unpaid for such period of time within each related Default Interest Period during which such amount shall remain due and unpaid, at a rate per annum equal to (i) in respect of principal, the Default Margin plus the greater of (A) the rate of interest payable in respect of such principal pursuant to Section 3.02(a) (or, if applicable, Section 5.02) in effect immediately prior to such default in payment and (B) the sum of the LIBO Rate for such Default Interest Period plus the Margin and (ii) in respect of such other amounts, the Default Margin plus the LIBO Rate for such Default Interest Period plus the Margin.

(d)                                 The determination by CAF of the interest rate hereunder from time to time in accordance with the terms hereof shall be presumed correct in the absence of manifest error.

ARTICLE 4

PAYMENTS, ETC

4.01           Payments.

(a)                                  All payments of principal, interest and other amounts to be made by the Borrower under this Agreement and the CAF Notes shall be made in Dollars, in immediately available funds (with the exclusion of other currencies), without deduction, set-off or counterclaim of any kind, to CAF by wire transfer to its account at Standard Chartered Bank, Acct. No. 3544-053717-002, Swift Code:  SCBLUS33, not later than 11:00 a.m. New York City time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

(b)                                 If CAF shall at any time receive less than the full amount then due and payable to it under this Agreement in connection with the Loans, CAF shall allocate and apply such payment first to fees and expenses payable under this Agreement, second to overdue interest (if any) on the Loans, third to other interest due and payable on the Loans, fourth to principal of the Loans due and payable, and fifth to other amounts payable hereunder.

(c)                                  If the due date of any payment under this Agreement and the Notes would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

(d)                                 Interest on the Loans shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such interest and commitment fee are payable.

4.02           Notices of Disbursement.  Notices of Disbursement delivered by the Borrower to CAF shall be irrevocable and shall be effective only if received by CAF not later than 11:00 a.m. New York time at least five Business Days prior to the date of such disbursement as provided in Section 11.04 of the Common Security Agreement.

If received later than 11:00 a.m. New York time on such date, such notice shall be effective on the next succeeding Business Day unless the Borrower is notified by CAF that such notice shall be effective on the original Business Day.

4.03           Set-Off.  The provisions of Section 15.16 of the Common Security Agreement shall be deemed incorporated herein mutatis mutandis.

ARTICLE 5

YIELD PROTECTION, ETC.

5.01           Additional Costs.

(a)                                  Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, CAF; or

(ii)                                  impose on CAF or the London interbank market any other condition affecting this Agreement or any Loans made by CAF;

and the result of any of the foregoing shall be to increase the cost to CAF of making or maintaining any Loans (or of maintaining its obligation to make any Loan) or to reduce the amount of any sum received or receivable by CAF hereunder (whether of principal, interest or otherwise), then the Borrower will pay to CAF such additional amount or amounts as will compensate CAF for such additional costs incurred or reduction suffered to the extent not otherwise compensated under any other provision of the Financing Documents.

(b)                                 Capital Requirements.  If CAF determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on CAF’s capital as a consequence of this Agreement or the Loans made by CAF to a level below that which CAF could have achieved but for such Change in Law (taking into consideration CAF’s policies with respect to capital adequacy), then from time to time the Borrower will pay to CAF such additional amount or amounts as will compensate CAF for any such reduction suffered.

(c)                                  Certificates from CAF.  A certificate of CAF setting forth in reasonable detail the computation of the amount or amounts necessary to compensate CAF as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay CAF the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of CAF to demand compensation pursuant to this Section shall not constitute a waiver of CAF’s right to demand such compensation; provided that the Borrower shall not be required to compensate CAF pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that CAF notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of CAF’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

5.02           Alternate Interest Rate.  Anything herein to the contrary notwithstanding, if, on or prior to the determination of any LIBO Rate for any Interest Period or Default Interest Period:

(a)                                  CAF determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period or Default Interest Period; or

(b)                                 CAF reasonably determines that (i) the LIBO Rate for such Interest Period or Default Interest Period will not adequately reflect the cost to CAF of making or maintaining Loans, or maintaining any other amount hereunder not paid when due, for such Interest Period or Default Interest Period or (ii) deposits in U.S. Dollars in the London interbank market are not available to CAF in the ordinary course of business in sufficient amounts to make and/or maintain their Loans, then CAF shall notify the Borrower thereof and the following provisions shall apply:

(A)                              During the thirty-day period following the date of any such notice (the “Negotiation Period”), CAF and the Borrower will negotiate in good faith for the purpose of agreeing upon an alternative, mutually acceptable basis (the “Substitute Basis”) for determining the rate of interest to be applicable to Loans, and any other amounts hereunder not paid when due, from time to time and if, at the expiry of the Negotiation Period, CAF and the Borrower have agreed upon a Substitute Basis and any required governmental approvals therefor have been obtained, the Substitute Basis shall take effect from such date (including such retroactive date) as CAF and the Borrower may in such circumstance agree.

(B)                                If at the expiry of the Negotiation Period, a Substitute Basis shall not have been agreed upon or any required Government Approvals therefor shall not have been obtained, CAF shall notify the Borrower of the cost to CAF (as reasonably determined by it) of funding and maintaining the outstanding affected Loans, and any other amounts hereunder not paid when due for such Interest Period or Default Interest Period and the interest payable to CAF on Loans and such other amounts not paid when due to which such Interest Period or Default Interest Period applies shall be interest at a rate per annum equal to the cost of funding and maintaining such Loans or such other amounts as so notified by CAF plus the applicable Margin plus, subject to Section 10.02(b) of the Common Security Agreement, upon the occurrence and during the continuance of any Event of Default under the Common Security Agreement (other than any Event of Default under clause (a) of Section 10.01 thereof relating to this Agreement for which a default rate is being applied in accordance with Section 3.02 hereof), the Default Margin.

The procedures specified in (A) and (B) above shall apply to each relevant period succeeding the first such period to which they were applied unless and until CAF notifies the Borrower that the condition referred to in clause (a) of this Section 5.02 no longer exists or CAF notifies the Borrower that the condition referred to in clause (b) of this Section 5.02 no longer exists (which notice CAF agrees to give or cause to be given promptly following the cessation of such condition), whereupon interest on Loans shall again be determined in accordance with the provisions of Section 3.02, effective commencing on the third Business Day after the date of such notice.

5.03           Illegality.  Notwithstanding any other provision of this Agreement:  (i) in the event that it becomes unlawful for CAF to honor its obligation to make Loans hereunder, then CAF shall promptly notify the Borrower thereof (with a copy to the Administrative Agent) and CAF’s obligation to make Loans to the Borrower shall be suspended until such time as CAF may again make Loans; and (ii)  in the event that (A) it becomes unlawful for CAF to maintain Loans or (B) Bolivia ceases to be a member of, or ceases to be entitled to use the general resources of CAF, then, at the election of CAF (by notice to the Borrower), the Borrower will prepay, without any penalty or premium whatsoever, CAF’s outstanding Loans in full (or in the amount of the affected portion thereof) together with accrued interest thereon and all other amounts payable to CAF hereunder (including amounts payable under Section 5.04), on the last day of the then current Interest Period or Default Interest Period for the Loans (or on such earlier date as shall be certified by CAF as being the last permissible date for such prepayment under the relevant law, rule, regulation, treaty or directive), provided, however, that the Borrower shall not be obligated to make any such prepayment less than 10 days following its receipt of such notice from CAF.

5.04           Compensation.  Upon request of CAF, the Borrower shall pay to CAF such amount or amounts as shall be sufficient to compensate it for any loss, cost or reasonable expense (other than in-house management costs or lost profit or margin) that CAF has certified to the Borrower as being attributable to:

(a)                                  any payment or voluntary prepayment by the Borrower of a Loan for any reason (including, without limitation, the acceleration of the Loans pursuant to Section 10.02 of the Common Security Agreement and voluntary prepayments made pursuant to Section 2.07 of this Agreement) on a date other than the last day of an Interest Period for such Loan; or

(b)                                 any failure by the Borrower for any reason (including, without limitation, the failure of any of the conditions precedent specified in Section 6 of this Agreement or in Article XI of the Common Security Agreement to be satisfied) to borrow a Loan from CAF on the date for such disbursement for such Loan specified in the relevant Notice of Disbursement given pursuant to Section 2.02, other than any failure which results from CAF wrongfully suspending its obligation or wrongfully failing to make Loans to the Borrower or wrongfully terminating the CAF Loan Commitment under this Agreement;

provided, however, that the Borrower shall not be required to compensate CAF for losses, costs or expenses attributable to a mandatory prepayment made pursuant to Section 5.03 hereof.  Such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest that otherwise would have accrued on the principal amount so paid or prepaid or not borrowed for the period from the date of such payment, prepayment or failure to borrow to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan that would have commenced on the date specified for the disbursement of such Loan) at the applicable rate of interest for such Loan provided for herein (excluding, however, the applicable Margin or Default Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by CAF) that otherwise would have accrued on such principal amount by placing such amount on deposit for a comparable period with leading banks in the London interbank market.  A certificate of CAF setting forth in reasonable detail any amount or amounts which CAF is entitled to receive pursuant to this Section 5.04 and setting forth in reasonable detail the manner in which such amounts shall have been determined shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay CAF the amount shown as due on any such certificate within 10 days after receipt thereof.

5.05           Covered Taxes.  The Borrower agrees that, whether or not any Loan is made hereunder:

(a)                                  All payments of principal of and interest on the Loans and all other amounts payable on, under or in respect of this Agreement, the Loans or the Common Security Agreement by the Borrower to CAF, including, without limitation, amounts payable by the Borrower under clause (b) of this Section 5.05, shall be made by the Borrower free and clear of, and without deduction or withholding for, any and all present and future income, stamp and other taxes and levies, imposts, deductions, charges, fees, compulsory loans and assessments whatsoever (including interest thereon and penalties assessed with respect thereto, if any, collectively, “Taxes”), other than Excluded Taxes, imposed, assessed, levied or collected by any competent authority in Bolivia or any political subdivision or taxing authority thereof or therein or by any other jurisdiction from or through which payments of the Loans or other amounts payable by the Borrower hereunder and thereunder are made that are so imposed, assessed, levied or collected on or in respect of this Agreement, the Loans, the CAF Notes, the Common Security Agreement, the Security Documents, the execution, registration, enforcement, notarization or other formalization of any thereof, and any payments of principal, interest, charges, fees, commissions or other amounts made on, under or in respect thereof (hereinafter called “Covered Taxes”) all of which will be timely paid by the Borrower, for its own account.  CAF (as to amounts payable to it for its own account) agrees to notify the Borrower of all Covered Taxes promptly upon becoming aware of the same.

(b)                                 The Borrower will indemnify CAF against, and reimburse CAF on demand for, any Covered Taxes paid by CAF and any loss, liability, claim or expense, including interest, penalties, judgments, costs or disbursements and reasonable and documented legal fees, which CAF may incur at any time arising out of or in connection with any failure of the Borrower to make any payment of Covered Taxes when due.

(c)                                  In the event that the Borrower is required by applicable law, decree or regulation to deduct or withhold Covered Taxes from any amounts payable on, under or in respect of this Agreement, the Loans, the CAF Notes or the other Financing Documents (including amounts payable under clause (b) of this Section 5.05), the Borrower shall pay such additional amount as may be required, after the deduction or withholding of Covered Taxes (and any deduction or withholding applicable to additional amounts paid pursuant to this Section 5.05(c)), to enable CAF to receive from the Borrower an amount equal to the full amount stated to be payable to CAF under this Agreement, the Loans or the other Financing Documents.

(d)                                 The Borrower shall furnish to CAF original or certified copies of tax receipts in respect of any withholding by it of Covered Taxes required under this Section 5.05 as promptly as reasonably practicable after the date of each payment hereunder as to which such withholding is required, and the Borrower shall promptly furnish to CAF any other information, documents and receipts that CAF may from time to time reasonably require to establish to its satisfaction that full and timely payment has been made by the Borrower of all Covered Taxes required to be paid under this Section 5.05.

5.06           Mitigation.  If, as a result of a Change in Law, an event or circumstance occurs that would entitle CAF to exercise any of the rights or benefits afforded by this Section 5, CAF, if it determines to exercise such rights or benefits, promptly upon becoming aware of the same, shall take such steps as may be reasonably available to eliminate or mitigate the effects of such event or circumstance; provided, however, that CAF shall not be under any obligation to take any step that would (a) result in its incurring additional costs or taxes or (b) otherwise be disadvantageous to CAF.

ARTICLE 6

CONDITIONS PRECEDENT

6.01           Initial Loans.  CAF’s obligation to make the initial Loan hereunder shall be subject to the satisfaction (or waiver by CAF) of each of the common conditions precedent set forth in Sections 11.01, 11.02 and 11.03 of the Common Security Agreement, and CAF shall have received copies of the notices to such effect required to be given by each Senior Lender Group pursuant to Section 11.04(e) of the Common Security Agreement.

6.02           Each Loan.  CAF’s obligation to make any Loan hereunder, including its initial Loan, is subject to the satisfaction (or waiver by CAF) of each of the following conditions:

(a)                                  the common conditions precedent set forth in Section 11.03 of the Common Security Agreement shall have been satisfied (or waived as provided therein); and

(b)                                 a promissory note evidencing the obligation of the Borrower to pay the principal of the Loans subject to the Disbursement shall have been duly completed, executed and delivered to CAF as contemplated by Section 2.06 at least one Business Day prior to the date of such Disbursement.

Each Notice of Disbursement shall constitute a certification by the Borrower to the effect that the conditions set forth in subclauses (a) and (b) of this Section 6.02 have been fulfilled (both as of the date of such notice and, unless the Borrower otherwise notifies CAF prior to each Disbursement Date, as of such Disbursement Date).

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

In addition to the representations and warranties contained in Article VII of the Common Security Agreement, the Borrower represents and warrants to CAF that the Borrower has duly authorized, executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

ARTICLE 8

COVENANTS OF THE BORROWER

The Borrower covenants and agrees with CAF that, so long as any portion of the CAF Loan Commitment or any Loan is outstanding, and until payment in full of all amounts payable by the Borrower hereunder:

8.01           Common Security Agreement Covenants.

(a)                                  Common Security Agreements Covenants.  The Borrower shall observe and perform each of the covenants set forth in Article VIII of the Common Security Agreement, which covenants and agreements are incorporated by reference in this Agreement as if fully set forth herein, in accordance with their terms unless waived in accordance with the Common Security Agreement.

(b)                                 Central Bank Filing.  As soon as practicable but in any event no later than 10 Business Days after the execution and delivery of this Agreement, the Borrower shall file the requisite information regarding the Loans with the Bolivian Central Bank and shall provide CAF with evidence of such registration promptly upon such filing.

ARTICLE 9

EVENTS OF DEFAULT

9.01           Events of Default.  Each of the following events shall be an “Event of Default” under the Agreement:

(a)                                  The occurrence and continuance of any Event of Default (as defined in the Common Security Agreement) set forth in Section 10.01 of the Common Security Agreement.

(b)                                 The Borrower fails to perform or observe any covenant, agreement or obligation to be performed or observed by it under this Agreement (other than a covenant or agreement also set forth in the Common Security Agreement), and such failure continues uncured for a period of 30 days after notice to the Borrower specifying the failure and requesting its cure.

9.02           Remedies.

(a)  Common Security Agreement Remedies.  Upon the occurrence and continuance of an Event of Default described in Section 9.01(a) hereof, CAF shall have, subject to the terms of the Common Security Agreement, each of the rights and remedies provided in Article X of the Common Security Agreement (in addition to any and all other available remedies at law and in equity, except as expressly set forth herein and in the Common Security Agreement).

(b)  CAF Event of Default Remedies.  Immediately upon the occurrence and during the continuance of an Event of Default described in Section 9.01(b) hereof, CAF may, by notice to the Borrower terminate the CAF Loan Commitment and/or declare the principal amounts then outstanding of, and accrued interest on, the Loans and all other amounts payable by the Borrower hereunder to be forthwith due and payable, whereupon such amounts shall be immediately due and payable and such notice deemed given, without presentment, demand, notice, protest or other formalities of any kind, all of which are expressly waived by the Borrower.

ARTICLE 10

MISCELLANEOUS

10.01     Waiver.   Except as expressly provided herein, no failure on the part of CAF to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

10.02     Notices.

(a)  Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be (i) in writing (including telex or telecopier) and (ii) telexed, telecopied or sent by overnight courier (if for inland delivery) or international courier (if for overseas delivery) to a party hereto at its address and contact number specified in the signature pages hereto, or at such other address and contact number as is designated by such party in a written notice to the other party hereto.

(b)  All such notices and communications shall be effective (i) if sent by telex, when sent (with the correct answerback), (ii) if sent by telecopier, when sent (on receipt of written or oral confirmation of receipt) and (iii) if sent by courier, (A) one day after deposit with an overnight courier if for inland delivery and (B) three days after deposit with an international courier if for overseas delivery.  Notice of any address or facsimile number change shall be effective only upon receipt.

10.03     Amendments, Etc.  Except as otherwise expressly provided in this Agreement and subject to Section 15.18 of the Common Security Agreement, any provision of this Agreement may be amended, modified or supplemented only by an instrument in writing signed by the Borrower and CAF, and any provision of this Agreement may be waived only by an instrument in writing signed by CAF, and no such consent by the Borrower shall be required in the case of such a waiver.  Any amendment, modification, supplement or waiver hereunder shall be for such period and shall be subject to such conditions as shall be specified in the instrument effecting the same and shall be effective only in the specific instance and for the purpose for which given.  This Agreement and the Notes and the other documents referred to herein shall constitute the entire agreement with respect to the subject matter hereof and thereof.

10.04     Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.05     Assignments and Participations.

(a)                                  The Borrower may not assign any of its rights or obligations under this Agreement without the prior written consent of CAF (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).

(b)                                 CAF may assign the Loan or any portion thereof to any bank, fund or financial institution that makes or invests in commercial loans in the ordinary course of its business and that has (or is an affiliate of an entity that has) a combined capital surplus of at least US$500 million.

(c)                                  CAF may furnish any information concerning the Borrower in the possession of CAF from time to time to assignees and participants (including prospective assignees and participants) subject to the confidentiality provisions set forth in Section 15.07 of the Common Security Agreement.

10.06     Survival/Reinstatement.   The obligations of the Borrower under Article 5 shall survive the repayment of the Loans and the termination of the CAF Loan Commitment.  This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Borrower’s obligations hereunder, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by CAF.  In the event that any payment or any part thereof is so rescinded, reduced, restored or returned, such obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, restored or returned.

10.07     Captions.  The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

10.08     Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

10.09     GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

10.10     Jurisdiction, Service of Process and Venue.

(a)                                  The provisions of Sections 15.12 (a), (b), (d) and (e) of the Common Security Agreement are incorporated herein mutatis mutandis.

(b)                                 The Borrower hereby confirms its appointment of CT Corporation System (the “Borrower Process Agent”) as agent for service of process, pursuant to Section 15.12(c) of the Common Security Agreement.  CAF hereby irrevocably appoints CT Corporation System, in New York, New York (the “CAF Process Agent”), with an office on the date hereof at 111 8th Avenue, New York, New York 10011, as its agent and true and lawful attorney-in-fact in its name, place and stead to receive, on behalf of CAF and its Property, service of copies of the summons and complaint and any other process which may be served in any such suit, action or proceeding brought in the State of New York.  Each of the Borrower and CAF covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of the Borrower Process Agent or CAF Process Agent, as the case may be, pursuant to this Section in full force and effect and to cause such process agent to act as such.  To the extent that the Borrower may, in any suit, action or proceeding brought in a court of Bolivia or elsewhere arising out of or in connection with this Agreement or any other Loan Document, be entitled to the benefit of any provision of law requiring CAF in such suit, action or proceeding to post security or a bond for the costs of the Borrower, the Borrower hereby irrevocably waives such benefit, in each case to the fullest extent now or hereafter permitted under the laws of Bolivia or, as the case may be, such other jurisdiction.

10.11     WAIVER OF JURY TRIAL.  EACH OF THE BORROWER AND CAF HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY WHETHER BASED ON CONTRACT, TORT OR OTHER THEORY.

10.12     No Immunity.  To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution, sovereign immunity or otherwise) with respect to itself or its property, it irrevocably waives such immunity, to the fullest extent permitted by law, in respect of its obligations under this Agreement.

10.13     Judgment Currency.  This is an international loan transaction in which the specification of U.S. Dollars and payment in New York, New York, United States of America is of the essence, and U.S. Dollars shall be the currency of account in all events.  The provisions of Section 15.13 of the Common Security Agreement are incorporated herein mutatis mutandis.

10.14     Expenses; Indemnity.  The provisions of Section 15.14 of the Common Security Agreement are incorporated herein mutatis mutandis.

10.15     Use of English Language.  This Agreement has been negotiated and executed in the English language.  All certificates, reports, notices and other documents and communications given or delivered pursuant to this Agreement (including, without limitation, any modifications or supplements hereto) shall be in the English language, or, if requested by CAF, accompanied by a certified English translation thereof.

10.16     No Fiduciary Relationship.  The Borrower acknowledges that CAF has no fiduciary relationship with, or fiduciary duty to, the Borrower arising out of or in connection with this Agreement or the other Financing Documents, and the relationship between CAF, on the one hand, and the Borrower, on the other, in connection herewith or therewith is solely that of creditor and debtor.  None of this Agreement, the Notes or any other Financing Document creates a joint venture among the parties.

10.17     Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

MINERA SAN CRISTÓBAL S.A.

By	/s/ Jeffrey G. Clevenger
Name Jeffrey G. Clevenger
Title: Director

Address for Notices:

Minera San Cristóbal
Calle Campos No. 265
P.O. Box 13790
La Paz, Bolivia
Tel: +591 2 433800
Fax: +591 2 433737
Attn: President

STATE OF NEW YORK	)
) ss.:
COUNTY OF	)

                On the 1st day of December in the year 2005, before me personally came                                         , to me known, who, being by me duly sworn, did depose and say that she/he resides at                                                                                       , that she/he is a                                    of Minera San Cristóbal S.A., the corporation described in and which executed the above instrument; and that she/he signed her/his name thereto by order of the board of directors of said institution.

Notary Public

My commission expires:

1

CORPORACIÓN ANDINA DE FOMENTO

By	/s/ Jose A. Carrera
Name Jose A. Carrera
Title: Representante

Address for Notices:

Corporación Andina de Fomento
Av. Luis Roche
Torre CAF
Altamira, Caracas
Venezuela, ZP 1060
Tel:	+58 212 209 2297
Tel:	+58 212 209 2059
Fax:	+58 212 209 2325
Attn:	Carmen Elena Carbonell/Cristina Alvarado

STATE OF NEW YORK	)
) ss.:
COUNTY OF	)

                On the 1st day of December in the year 2005, before me personally came                                         , to me known, who, being by me duly sworn, did depose and say that she/he resides at                                                                                       , that she/he is a                                    of Corporación Andina de Fomento, the corporation described in and which executed the above instrument; and that she/he signed her/his name thereto by order of the board of directors of said institution.

Notary Public

My commission expires:

2

EXHIBIT A

[FORM OF NOTE]

NOTE

$[ ]	[ ], 2005

New York, New York

FOR VALUE RECEIVED, MINERA SAN CRISTÓBAL, S.A., a sociedad anónima organized under the laws of Bolivia (the “Borrower”), hereby unconditionally promises to pay to the order of Corporación Andina de Fomento (“CAF”) the principal sum of $50,000,000 (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by CAF to the Borrower under the CAF Loan Agreement referred to below), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the CAF Loan Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the CAF Loan Agreement.

The date, amount, interest rate and duration of Interest Period (if applicable) of each Loan made by CAF to the Borrower, and each payment made on account of the principal of such Loan, shall be recorded by CAF on its books and, prior to any transfer of this Note, endorsed by CAF on the schedule attached to this Note or any continuation of such schedule; provided that the failure of CAF to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the CAF Loan Agreement or under this Note in respect of the Loans made by CAF.

This Note evidences Loans made by CAF under the CAF Loan Agreement dated as of December 1, 2005 (as modified and supplemented and in effect from time to time, the “CAF Loan Agreement”) between the Borrower and CAF.  Terms used but not defined in this Note have the respective meanings assigned to them in the CAF Loan Agreement.

The CAF Loan Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Loans upon the terms and conditions supplied therein.

Except as permitted by Section 10.05 of the CAF Loan Agreement, this Note may not be assigned by CAF to any other Person.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest, and all other notices of any kind.

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THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

MINERA SAN CRISTÓBAL, S.A.

By:

Name:

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SCHEDULE TO NOTE

This Note evidences Loans made under the CAF Loan Agreement to the Borrower, on the dates, in the principal amounts, bearing interest at the rates and having Interest Periods (if applicable) of the durations set forth below, subject to the payments, and prepayments of principal set forth below:

Date Made	Amount of Loan	Interest Period	Paid or Prepaid	Balance Outstanding

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EXHIBIT B

AMORTIZATION SCHEDULE

Principal Repayment Date (Quarterly Date falling in the specified months)	% of Original Principal Amount to be Repaid
December 2008	11.00%
June 2009	11.90%
December 2009	13.00%
June 2010	13.60%
December 2010	13.50%
June 2011	12.90%
December 2011	12.90%
June 2012	7.60%
December 2012	3.60%

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EXHIBIT C

PREPAYMENT PREMIUM

Year in which Prepayment is made	Premium (% of principal amount prepaid)

2007-2008	2.5%
2009	2.0%
2010	1.5%
2011	1.0%
2012	0.5%

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